Exhibit 99.1

BMHC COMPLETES ACQUISITION OF THE HOME LUMBER DIVISION
OF LEAMAN BUILDING MATERIALS, L.P.

Acquisition Increases Range of Products and Facilities in Key Texas Market

SAN FRANCISCO, (March 2, 2006) - Building Materials Holding Corporation (Nasdaq: BMHC) today announced that its wholly owned subsidiary, BMC West Corporation, has completed the acquisition of the business assets of the Home Lumber division of Leaman Building Materials, L.P. (“Home Lumber”). Home Lumber, which had sales of approximately $70 million in 2005, provides lumber, building materials and millwork to professional contractors and builders from its three locations in the Houston market. BMC West also operates a millwork facility in the Houston market that provides custom doors and millwork products to professional contractors and builders.
Robert E. Mellor, BMHC's Chairman, President and Chief Executive Officer, stated, “The acquisition of Home Lumber substantially increases the size of our operations in the greater Houston market and positions us to further penetrate one of the top five homebuilding markets in the U.S. This transaction is the latest step in continuing our strategy of expanding our range of products and services to meet our customers’ needs. Home Lumber shares a corporate culture similar to ours and we believe they will be a valuable addition to BMC West.”

About BMHC

BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: BMC Construction provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News. To learn more about BMHC, visit our website at www.bmhc.com.

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Bill Smartt	Mark Kailer
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Chief Financial Officer	Investor Relations
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